Exhibit 99.1

Ampio Receives FDA Clearance to Initiate Clinical Trial of Ampion™ for the Treatment of Osteoarthritis of the Knee: Patient Treatments have begun.

GREENWOOD VILLAGE, Colo., April 2, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE) today announced FDA acceptance of its IND and the treatment of the first fifteen (15) patients in its clinical trial using Ampion™ to treat osteoarthritis (OA) of the knee.

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer noted, “We are grateful to the FDA for suggesting our trial design include a run-in portion to assure an optimized dose. This randomized, placebo-controlled, double-blind trial proceeds in two parts. This study design will allow us to present two well-conducted clinical trials for a biologic license application (BLA). The first run-in portion of the trial, designated as the “Spring Study” will evaluate two doses of Ampion™ in 320 adult patients suffering from moderate to severe OA of the knee. This run-in portion will determine the optimal dosage of Ampion™ that will be used in the second portion of the pivotal trial. The number of patients required in the second part of the study will be determined based on an analysis of the first part.”

Michael Macaluso, Chairman and CEO of Ampio, commented “We are excited to begin executing this two-part, run-in trial design because it may allow us to determine indications of efficacy with fewer patients. Our principal investigators inform us that the high prevalence of OA of the knee may allow for the completion of both portions of the pivotal trial in an abbreviated time frame.”

About Ampion™

Ampion™ is a non-steroidal anti-inflammatory biologic that has the potential to be used in a broad array of inflammatory conditions and autoimmune diseases. One of the active ingredients of Ampion™ is aspartyl-alanyl diketopiperazine, referred to as DA-DKP, which is derived from the two amino acids from the terminal end of human albumin and appears to have a significant role in the homeostasis of inflammation. Ampion™ is protected by composition of matter and multiple use and synthetic form patents. Ampio has published a number of studies and articles on the anti-inflammatory activity of DA-DKP.

About Osteoarthritis

Osteoarthritis (OA) is the most common form of arthritis, affecting 27 million people in the US.1 Symptomatic OA of the knee occurs in 10-13% of individuals over the age of 60.2 OA is caused by inflammation of the soft tissue and bony structures of the joint which worsens over time and leads to progressive thinning of articular cartilage, narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.3 These changes eventually result in chronic pain and disability, and deterioration of the joint despite drug therapy may require eventual surgery of total joint replacement. Current drug treatment for OA of the knee relies on pain control with analgesics, and anti-inflammatory treatment with NSAIDs and intra-articular injections of steroids or hyaluronates. The current drug treatments have been shown to have mixed results and may have significant limitations due to various adverse effects such as gastrointestinal irritation and bleeding.4

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level (ii) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process and (iii) decreasing vascular permeability – an upstream event in the inflammation cascade.

Forward Looking Statement

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

References:

1.	Lawrence RC, Felson DT, Helmick CG, Arnold LM, Choi H, Deyo RA, et al. Estimates of the prevalence of arthritis and other rheumatic conditions in the United States. Part II. Arthritis Rheum.2008 Jan; 58(1):26–35.

2.	Dillon CF, Rasch EK, Gu Q, Hirsch R. “Prevalence of knee osteoarthritis in the United States: arthritis data from the Third National Health and Nutrition Examination Survey 1991-94.” Journal of Rheumatology. 2006 Nov; 33(11):2271-2279.

3.	Bonnet CS, Walsh DA (2005) Osteoarthritis, angiogenesis and inflammation. Rheumatology (Oxford). 44:7–16

4.	Richmond J, Hunter D, Irrgang J, et al. Treatment of osteoarthritis of the knee (nonarthroplasty). J Am Acad Orthop Surg. 2009; 17:591-6000.

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6530

Email: rgiles@ampiopharma.com